FOR IMMEDIATE RELEASE
ADT Limited ("ADT")

COURT REJECTS WESTERN'S PENDING COMPLAINT AGAINST ADT

            Hamlton, Bermuda - February 24, 1997 ADT Limited - (NYSE - ADT) announced that on Friday, February 21, a federal judge in Miami rejected Western's pending complaint against ADT and gave Western a deadline of March
3 for filing a new one. Western had asked the judge to order ADT to enjoin a special meeting of shareholders which ADT has scheduled for July 8, 1997. ADT argued that Western had failed to comply with various federal and state rules for court proceedings in Florida and the Court agreed with ADT. This ruling is a set-back to Western's efforts to press ahead for an earlier shareholders meeting.

CERTAIN ADDITIONAL INFORMATION: ADT Limited (the "Company") will be soliciting proxies against the proposal of Western Resources, Inc. (together with its subsidiaries, "Western") and revocations of proxies previously given to Western for such proposals. The following individuals may be deemed to be participants in the solicitation of proxies and revocations of proxies by the
Company: ADT Limited, Michael A. Ashcroft, John E. Danneberg, Alan B. Henderson, James S. Pasman, Jr., Stephen J. Ruzika, W. Peter Slusser, William
W. Stinson, Raymond S. Troubh and Angela E. Entwistle. As of February 24, 1997. Mr. Ashcroft is the beneficial owner of 11,075,718 of the Company's common shares, Mr. Dannenberg is the beneficial owner of 102 of the Company's common shares. Mr. Henderson is the beneficial owner of 621 of the Company's common shares, Mr. Pasman is the beneficial owner of 2,000 of the Company's common shares, Mr. Ruzika is the beneficial owner of 1,157,405 of the Company's common shares, Mr. Slusser is the beneficial owner of 2,800 of the Company's common shares, Mr. Stinson is the beneficial owner of 3,010 of the Company's common shares, Mr. Troubh is the beneficial owner of 2,500 of the Company's common shares and Ms. Entwistle is the beneficial owner of 29,500 of the Company's common shares.

Contact
ADT
561-988-3600

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